American Renal Associates Holdings, Inc. Announces Changes to its Board of Directors

BEVERLY, MA (May 8, 2020) - American Renal Associates Holdings, Inc. (NYSE: ARA) (the “Company”), a leading kidney care and dialysis provider focused on partnering with local nephrologists, today announced that Christopher J. Hocevar has been appointed to join the Company’s board of directors and that Steve M. Silver, who has served on ARA’s board for a number of years, has transitioned his board seat to Jeremy W. Gelber, M.D. With these changes, the Company’s board has 10 members and new board members who bring deep healthcare and medical experience.

Joseph (Joe) Carlucci, Chairman and Chief Executive Officer of ARA, said, “I am very pleased to welcome Jeremy and Chris to the ARA board. They join ARA at an important time as we continue to build upon and adapt the strengths of our operating model to remain well positioned as a leader in kidney care. The addition of these directors complements our board of directors' skills and experiences, and we are confident they will provide valuable perspectives as we continue to execute our strategy and enhance value for ARA's shareholders.”

Carlucci added, “I want to also thank Steven Silver for his many contributions to the ARA board, his friendship and outstanding guidance to the ARA team during his 10 years of board service.”

Jeremy Gelber, age 44, joins the Company’s board with significant experience as a healthcare investor. Dr. Gelber joined Centerbridge Partners, L.P. (“Centerbridge”) in 2018 as a Senior Managing Director and currently leads the firm’s investment team in the healthcare sector. Prior to joining Centerbridge, Dr. Gelber was a Partner at Pamplona Capital Management, LLP, a private equity firm, where he led the healthcare investing group. Prior to Pamplona Capital, he was an Executive Director in the Healthcare Investment Banking Division at Morgan Stanley. Previously, Dr. Gelber was a physician and completed his medical degree at Jefferson Medical College. He also holds a Bachelor of Science degree from Dartmouth College. Dr. Gelber serves on the board of directors of Civitas Solutions, Inc., GoHealth, LLC, and Remedi SeniorCare Holding Corporation. Dr. Gelber will chair the board’s Nominating and Corporate Governance Committee and serve on the board’s Compensation Committee. The board has determined that Dr. Gelber qualifies as an independent director under New York Stock Exchange listing standards applicable to members of such committees and the full Board, and, as a Class III member of the board, he will stand for election at our 2022 Annual Meeting of Stockholders.

Christopher Hocevar, age 46, joins the Company’s board with significant experience in the health insurance industry. Mr. Hocevar currently serves as an independent consultant to Centerbridge. He previously had a 16-year career at Cigna Corporation, where he most recently served as President, U.S. Commercial Healthcare Segments and Specialty Businesses until 2018. He joined Cigna in 2002 and held numerous roles of progressive responsibility leading customer segments, specialty lines of business and operational units. Prior to Cigna, Mr. Hocevar worked in Deloitte & Touche’s global insurance consulting practice. He holds a Bachelor of Business Administration from the University of Toledo and a Master of Business Administration from Case Western Reserve University. The board has determined that Mr. Hocevar qualifies as an independent director under New York Stock Exchange listing standards applicable to members of the full Board, and, as a Class III member of the board, he will stand for election at our 2022 Annual Meeting of Stockholders.

About American Renal Associates

American Renal Associates (“ARA”) is a leading provider of outpatient dialysis services in the United States. As of December 31, 2019, ARA operated 246 dialysis clinic locations in 27 states and the District of Columbia serving more than 17,300 patients with end stage renal disease. ARA operates principally through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing comprehensive management services. For more information about American Renal Associates, visit www.americanrenal.com.

Investor Contact:
Darren Lehrich
Telephone: (978)-522-6063; Email: dlehrich@americanrenal.com

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